Exhibit 99.1

FOR IMMEDIATE RELEASE:  February 3, 2004 @ 9 a.m.

Media Contacts:
Kit Chambers	Ken Sgro
Ph: 469-227-7806	Ph: 212-732-4300
kchambers@oceanri.com	kensgro@ceocast.com

OCEAN RESOURCES FINALIZES VESSEL AND ROV
ACQUISITIONS

Dallas, TX – February 3, 2004 – Ocean Resources, Incorporated (OTCBB: OCRI) has finalized the acquisition of the newly named search and recovery vessel, “Ocean Boomer” complete with the remotely operated vehicle (ROV) Abyssub 5000.  Both the Ocean Boomer and the Abyssub will be used by the company in the pursuit of its salvage goals.

The “Ocean Boomer” is a 246 ft (75 meter) dynamically positioned (DP) vessel equipped with onboard computer systems which enable her to maintain her position with reference to global positioning satellites - a capability which is critical for supporting deep-water recovery operations.

Built to operate at a depth of 5000 meters, the ROV is tethered to the “Ocean Boomer” vessel by a  reinforced steel umbilical cable.  The 45-horsepower vehicle is controlled from the mother ship up to 5 kilometers above by means of a pilot using a joystick much like those used to fly fighter planes.  The Abyssub 5000 carries an array of specialized lights and cameras in order to ‘see’ and create a record of the shipwrecks for evaluation and identification purposes. Two mechanical arms and sonar equipment can also be controlled from the mother ship.

“The acquisition of this equipment was critical to our 2004 salvage program, and now our operations have officially begun,” said Graham Jessop, Vice President of Recovery Operations.

CEO Dennis McLaughlin added, “We believe these acquisitions demonstrate our commitment to our company’s goals as well as our shareholders as we begin our deep water recovery and salvage operations.  We are proud of our recent accomplishments that have the Company poised for unprecedented success.”

About Ocean Resources:

Ocean Resources, Inc. (www.oceanri.com) is engaged in the business of deep water research, exploration, survey, and recovery operations of valuable shipwrecks throughout the world. Through its subsidiaries, the Company has years of collective experience and professional expertise in the fields of research, location, and recovery of valuable shipwreck artifacts and cargo.

Disclaimer

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward- looking statements that involve risks and uncertainties.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.

Actual results may differ materially from the Company’s expectations due to changes in operating performance, project schedules, prices and other technical and economic factors.

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